Exhibit 10.2

May 21, 2025

Todd Young

Re:          Transition Agreement

Dear Todd,

The purpose of this letter (“Transition Agreement”) is to confirm the terms of your transition and separation from employment with Elanco Animal Health Incorporated (the “Company”).

Transition Period

Your last day of employment with the Company will be August 31, 2025 (your “Separation Date”). Between now and the close of business on July 6, 2025, you will remain in the role of Executive Vice President and Chief Financial Officer; thereafter you will remain employed by the Company in a non-officer advisor capacity working on such matters as reasonably requested by me to facilitate a smooth transition of your duties. Between now and your Separation Date you will continue to earn your current base salary and receive normal benefits for work performed from the date of this Transition Agreement through your Separation Date and will continue vesting in your outstanding equity awards.

Separation Arrangements

In connection with your separation from the Company, you are eligible to receive severance benefits under the Elanco Executive Severance Pay Plan (the “Severance Plan”), subject to the terms and conditions thereof. However, notwithstanding anything to the contrary in the Severance Plan, in lieu of a benefit equal to one (1) times the amount of your target annual cash incentive bonus for fiscal 2025 as set forth in Section 5(A) of the Severance Plan, you will remain eligible for payment of your full annual cash incentive bonus for fiscal 2025 based on the Company’s actual performance for fiscal 2025, which amount, if any, will be paid to you at the same time such payments are made to the Company’s other executive officers, no later than March 15, 2026. All other payments under the Severance Plan will be made pursuant to the terms of Section 6 of the Severance Plan based on a separation from service occurring on the Separation Date,

In recognition of your service to the Company your facilitation of a smooth transition of your duties, and subject to you continuing to perform your obligations to the Company as set forth in this Transition Agreement, and you executing (and not revoking) the Severance Agreement and Release contemplated by the Severance Plan following your Separation Date and continuing to comply with all of your obligations pursuant to the Severance Agreement and Release, you will be eligible for the following additional benefits:

(a)	Accelerated vesting of a pro-rated portion of your unvested restricted stock units and stock options eligible to vest on the next scheduled vesting date (with the pro-rated portion based on the ratio of (i) the number of full or partial months you worked from the later of the grant date or the most recent scheduled vesting date prior to the Separation Date to (ii) the total number of months from (A) the later of the grant date or the most recent scheduled vesting date prior to the Separation Date to (B) the next scheduled vesting date of such award), and an extension of the exercise period for all vested stock options through December 31, 2026; and

(b)	Accelerated vesting of a pro-rated portion of your performance awards (with the pro-rated portion based on the ratio of (i) the number of months you worked during the performance period prior to the Separation Date to (ii) the total number of months in the performance period, with performance calculated by the Company as of the end of the most recently completed calendar quarter immediately preceding the Separation Date, consistent with the Company’s past practice.

Otherwise, any outstanding equity award you hold as of the date of this Transition Agreement will remain subject to the terms and conditions identified in the applicable award agreements and will be unaffected by this Transition Agreement.

Additional Terms

This Transition Agreement shall be construed in accordance with and governed by the laws of the State of Indiana, without regard to conflicts of law principles.

This Transition Agreement, the Separation Plan to the extent not expressly superseded by this Transition Agreement and the Severance Agreement and Release constitute the entire agreement between you and the Company with respect to the subject matter of this Transition Agreement.

Sincerely,

ELANCO ANIMAL HEALTH INCORPORATED

/s/ Jeffrey Simmons	5/22/2025
by: Jeffrey Simmons	Date
Title: President, Chief Executive Officer

ACCEPTED AND AGREED:

By signing below, I voluntarily accept and agree to the terms and conditions of this Transition Agreement as set forth above.

/s/ Todd Young	5/22/2025
Todd Young	Date

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